 EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Primavera Software, Inc. Amended and Restated 2006 Stock Option Plan of Oracle Corporation of our reports dated July 1, 2008, with respect to the consolidated financial statements and schedule of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2008, and the effectiveness of internal control over financial reporting of Oracle Corporation filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
March 5, 2009